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                                                                       Exhibit 5






                               September 24, 2004


M~Wave, Inc.
475 Industrial Drive
West Chicago, Illinois 60185

Ladies and Gentlemen:

         You have asked us, as counsel to M~Wave, Inc., a Delaware corporation ("Company"), to render our opinion regarding certain matters in connection with a Registration Statement on Form S-8 ("Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 covering 1,944,000 shares ("Shares") of the Company's Common Stock, par value $0.005 per share, issuable pursuant to the Amended and Restated M~Wave, Inc. 1992 Stock Option Plan; the Stock Option Agreement between the Company and Gerald M. Mayer, dated as of September 1, 2003; the Nonstatutory Stock Option Agreement between M-Wave, Inc. and Gerald M. Mayer, dated as of September 1, 2003; and the M~Wave, Inc. 2003 Stock Incentive Plan (collectively, the "Plans").

         We have examined, or caused to be examined, the Company's Certificate of Incorporation and Bylaws, as amended to date, the records of its corporate proceedings, the Plans, the Registration Statement and such other documents as we have deemed necessary in connection with the opinion hereinafter expressed.

         Based on the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms of the Plans, will be validly issued and outstanding, fully paid and nonassessable shares of the Company's Common Stock.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                       Sincerely,

                                                       FREEBORN & PETERS LLP